Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS FOURTH QUARTER AND YEAR-END 2022 RESULTS,

ANNOUNCES $0.21 PER SHARE DIVIDEND

●	Annual revenues of $7.1 billion; net income of $391.4 million
●	Annual earnings per diluted share of $6.85
●	Record high revenues and profitability due to increased number of dealerships and strong demand for new Class 8 trucks and aftermarket parts and services
●	4th quarter revenues of $1.9 billion; net income of $98.3 million
●	Board declares cash dividend of $0.21 per share of Class A and Class B common stock

SAN ANTONIO, Texas, February 15, 2023 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the year ended December 31, 2022, the Company achieved revenues of $7.1 billion and net income of $391.4 million, or $6.85 per diluted share, compared with revenues of $5.1 billion and net income of $241.4 million, or $4.17 per diluted share, for the year ended December 31, 2021. Additionally, the Company’s Board of Directors declared a cash dividend of $0.21 per share of Class A and Class B common stock, to be paid on March 16, 2023, to all shareholders of record as of February 27, 2023.

“We are very proud of our team and our record-setting financial performance in 2022. Our 2022 financial results mark the successful achievement of our previously announced strategic financial goals of achieving $7 billion in revenue with a 5% pre-tax return on sales, and demonstrates our ability to execute on our strategy,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “During 2022, pent-up demand caused by supply constraints, and an overall healthy economy led to strong demand for new heavy-duty vehicles and aftermarket parts and services. We significantly outpaced the industry in Class 8 new truck sales in 2022, due in part to the timing of large fleet deliveries early in the year. We also achieved year-over-year growth in Class 4-7 new commercial vehicle sales, due in part to pent-up demand arising from limited new medium-duty commercial vehicle production over the past few years. With respect to aftermarket products and services, we grew our aftermarket revenues in 2022 by 32.3% year-over-year, in part due to strong demand resulting from a healthy freight market and continued constraints on new truck production. In addition, we expanded our technician workforce and reinforced our focus on supporting national accounts with our aftermarket sales team across the United States, both of which also contributed to our aftermarket revenue growth,” he added.

“In addition to the market factors described above, a reason for our overall revenue and market share growth for 2022 was the full-year inclusion in our financials of the 17 dealership locations we acquired from the Summit Truck Group in December 2021 and the consolidation of Rush Truck Centres of Canada Limited’s 15 dealership locations into our financials starting in May 2022. As we continue our integration efforts at these dealerships, we are confident they will continue to have a positive financial impact on our organization,” said Rush.

“We are also happy to announce that our Board of Directors has declared a quarterly cash dividend of $0.21 per share. Our quarterly cash dividend, along with the $150 million share repurchase authorization approved in the fourth quarter of 2022, reflects our ability to return value to our shareholders while continuing to grow our network and invest in our future,” Rush said.

“Looking ahead, supply chain issues are still a factor, but parts availability has improved significantly, and new truck production continues to normalize. We continue to add technicians and aftermarket sales representatives to our network, allowing us to focus on our strategic initiatives and support large national fleets. For commercial vehicle sales, we expect demand to remain strong through the first half of 2023. We expect used truck values to continue to depreciate at a higher than normal pace for at least the first half of 2023. As we look at the second half of 2023, we are closely monitoring inflation, interest rates, the housing market, spot rates and fuel prices, all of which may have an impact on demand for new vehicles and aftermarket services,” Rush added.

“As always, it is important that I thank all of our employees for their incredible performance during 2022, which was another record-setting year for us. In particular, I want to thank all of the employees at the 33 new dealerships that were integrated into our network from mid-December 2021 through 2022, as well as all of our existing employees who worked on the monumental task of integrating these new locations. I know that it is never easy to teach or learn new business processes and procedures, but I am confident that these new processes and procedures will lead to both operational and financial improvements at each of these dealerships over the next couple years,” said Rush.

Network Growth

In January 2022, the Company and Cummins closed on Cummins’ acquisition of a 50% equity interest in Momentum Fuel Technologies, now known as Cummins Clean Fuel Technologies. The joint venture between subsidiaries of the Company and Cummins seeks to enhance production of near-zero emissions natural gas powertrains by manufacturing Cummins-branded natural gas fuel delivery systems for the commercial vehicle market in North America and offers aftermarket support through Rush Truck Centers dealerships and Cummins distributors, which service both the engine and fuel delivery system.

On May 2, 2022, the Company acquired an additional 30% equity interest in Rush Truck Centres of Canada Limited (“RTC Canada”). Prior to this acquisition, the investment in RTC Canada was accounted for using the equity method of accounting. Now that Rush owns an 80% equity interest in RTC Canada, the operating results of RTC Canada are consolidated in the Consolidated Statements of Income and the Consolidated Balance Sheets, as of May 2, 2022. RTC Canada operates 15 full-service International dealerships in Ontario, Canada.

The Company also expanded its network with the opening of Rush Truck Centers – Miami Northwest, a parts and used truck sales location in Florida, and Rush Truck Centers – Jefferson City, a full-service International Truck dealership in Missouri. Additionally, the Company added an International franchise at Rush Truck Centers – Olathe (Kansas).

“Our new locations, including those in Ontario, Canada and those acquired in December 2021 from The Summit Truck Group, all of which are now more fully integrated into our business, strengthen our presence in major trucking markets in North America and enhance our abilities to support customers no matter when or where they need us,” said Rush. “Further, our joint venture with Cummins shows our commitment to strategic growth while supporting customers interested in natural gas vehicles,” he added.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 61.7% of the Company’s total gross profits in 2022, with parts, service and collision center revenues reaching $2.4 billion, up 32.3% compared to 2021. The Company achieved an annual absorption ratio of 136.6% in 2022, compared to 129.8% in 2021.

“We experienced strong, broad-based parts and service growth from a wide variety of market segments in 2022, particularly with respect to large fleets, refuse and energy customers. Additionally, supply chain constraints throughout the industry remained somewhat choppy, but parts availability improved significantly throughout the year. We remained focused on expanding our workforce of aftermarket sales representatives to enhance support of our national account customers, and we added more than 190 technicians to our company last year, both of which enabled us to execute on certain strategic initiatives including improving on our Xpress services offering, expanding our mobile service capabilities and increasing our ability to perform contract maintenance for large fleets. While the rate of parts growth began to plateau in the fourth quarter due to normal seasonal softness, our service revenues remained strong, driven largely by the technicians we added to our network,” said Rush.

“In 2023, we expect demand for aftermarket parts and services in the first half of the year to be consistent with demand in the second half of 2022, and we expect moderate revenue growth throughout 2023. We will continue to add technicians across the country, and we will continue to work on fully leveraging our national account relationships across our network. Further, internal resources who had been working on integrating our new locations have now transitioned back fully to revenue-producing roles. While we continue to monitor consumer spending, housing and other economic factors, with our focus on productivity, operational excellence and an enhanced customer experience, we are confident that results from our aftermarket parts and services will remain strong in 2023,” Rush said.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales totaled 259,220 units in 2022, up 14.0% over 2021, according to ACT Research. The Company sold 16,778 new Class 8 trucks in 2022, an increase of 51.8% compared to 2021, and accounted for 6.3% of the new U.S. Class 8 truck market and 1.8% of the Canada Class 8 truck market. ACT Research forecasts U.S. retail sales of new Class 8 trucks to total 255,155 units in 2023, a 1.6% decrease compared to 2022. Our current backlog for trucks is $4.2 billion, up 29% from the same time last year.

“In 2022, there was widespread pent-up demand throughout our industry due to limited truck production over the past few years. While the industry experienced healthy growth in Class 8 new truck sales, continued constraints on production and the resulting truck allocation from the manufacturers we represent limited our growth potential somewhat,” said Rush. “In addition to experiencing strong demand from most of the market segments we support, our results were also positively impacted by our focus on large national accounts and the timing of some large fleet deliveries in the early part of the year, along with the full-year inclusion in our financials of the 17 dealership locations we acquired from the Summit Truck Group in December 2021 and the consolidation of Rush Truck Centres of Canada Limited’s 15 dealership locations into our financials starting in May 2022, all of which contributed to us significantly outpacing the industry and gaining market share in 2022,” he added. “In the fourth quarter, we experienced continued strong demand, particularly from over-the-road and vocational customers as well as a slight increase from energy customers. We were very pleased to end the year on such a positive note,” Rush said.

“As we look ahead to 2023, new Class 8 truck production has not yet caught up to demand, and we are still working within the confines of truck allocation. That said, production is normalizing, and we are optimistic that the production from manufacturers we represent will be adequate to meet customer demand by the end of 2023. Our backlog remains strong, and we expect truck sales to remain strong through at least the first half of 2023,” said Rush.

In 2022, the Company sold 11,025 new Class 4-7 medium-duty commercial vehicles, an increase of 5.2% compared to 2021, accounting for 4.6% of the total U.S. Class 4-7 commercial vehicle market and 2.2% of the Canada Class 5-7 commercial vehicle market. New U.S. Class 4-7 medium-duty commercial vehicle sales were 233,679 units in 2022, a decrease of 6.4% compared to 2021. ACT Research forecasts U.S. retail sales for new Class 4-7 commercial vehicles to be approximately 253,600 units in 2023, an 8.5% increase compared to 2022.

“We experienced healthy widespread demand for Class 4-7 commercial vehicles in 2022, but production remained constrained due to supply chain issues, and many of our manufacturers chose to ramp up production on heavy-duty trucks, which are more profitable to produce than medium-duty commercial vehicles. However, with Hino’s increase in production year-over-year, and with the additional sales related to acquisitions, we were able to outpace the industry in 2022,” said Rush. “In the fourth quarter, our new medium-duty commercial vehicle sales declined from the peak in the third quarter, largely due to the timing of new medium-duty commercial vehicles becoming available from manufacturers,” he added.

“Looking ahead, the medium-duty manufacturers we represent are not yet back to pre-pandemic production levels; however, ACT Research is forecasting for US retail sales of Class 4-7 commercial vehicles to increase 8.5% in 2023. We believe that if production of medium-duty commercial vehicles by the manufacturers we represent continues to normalize, that our medium duty truck sales revenue will keep pace with the expected industry increase during 2023,” he said.

The Company sold 7,078 used trucks in 2022, a 6.0% decrease compared to 2021. “Due to production constraints of new commercial vehicles, demand for used trucks in the early part of 2022 was high, and we experienced a record first quarter in used truck sales. However, the demand for used trucks began to decline as more new trucks became available, and used truck values declined at an accelerated rate beginning in the second quarter. To address uncertainty in used truck demand and values, we took decisive action in the third quarter to reduce our used truck inventory to a historically low level. In the fourth quarter, freight rates remained low, causing weak demand for used trucks across all segments and geographies. Further, used truck values continued to decline at a faster-than-normal rate. Moving forward, we expect further pricing deterioration towards historical levels as new commercial vehicle production leads to additional used truck supply. We remain cautiously optimistic that used truck demand will increase in the spring, but we plan to maintain our low inventory levels until we see evidence that used truck demand is improving,” Rush said.

Leasing and Rental

Leasing and Rental revenue in 2022 was $322.3 million, up 30.3% from 2021.

“The financial results of our Rush Truck Leasing division were strong in 2022, driven primarily by high utilization of our rental fleet and healthy demand for leased vehicles largely due to constraints on new commercial vehicle production throughout the year,” said Rush. “Though operating costs may increase slightly due to the age of our fleet, and we may experience a slight decline in our rental utilization in 2023, we believe the financial results from our leasing and rental business will remain strong,” he said.

Financial Highlights

For the year ended December 31, 2022, the Company’s revenues totaled $7.1 billion, compared to revenues of $5.1 billion in 2021. The Company reported net income for 2022 of $391.4 million, or $6.85 per diluted share, compared with net income of $241.4 million, or $4.17 per diluted share in 2021.

Aftermarket products and services revenues were $2.4 billion for the year ended 2022, compared to $1.8 billion for the year ended 2021. The Company sold 36,920 new and used commercial vehicles in 2022, a 19.9% increase compared to 30,786 new and used commercial vehicles in 2021. The Company delivered 16,778 new heavy-duty trucks, 11,025 new medium-duty commercial vehicles, 2,039 new light-duty commercial vehicles and 7,078 used commercial vehicles during 2022, compared to 11,052 new heavy-duty trucks, 10,485 new medium-duty commercial vehicles, 1,722 new light-duty commercial vehicles and 7,527 used commercial vehicles during 2021.

In the fourth quarter of 2022, the Company’s revenues totaled $1.9 billion, compared to revenues of $1.3 billion reported for the fourth quarter of 2021. Net income for the quarter ended December 31, 2022 was $98.3 million, or $1.74 per diluted share, compared to $68.6 million, or $1.18 per diluted share, in the quarter ended December 31, 2021.

Aftermarket products and services revenues were $608.7 million in the fourth quarter of 2022, compared to $469.1 million in the fourth quarter of 2021. The Company’s absorption ratio was 136.5% in the fourth quarter of 2022, compared to 133.3% in the fourth quarter of 2021. The Company delivered 4,882 new heavy-duty trucks, 2,846 new medium-duty commercial vehicles, 542 new light-duty commercial vehicles and 1,291 used commercial vehicles during the fourth quarter of 2022, compared to 2,529 new heavy-duty trucks, 2,534 new medium-duty commercial vehicles, 494 new light-duty commercial vehicles and 1,797 used commercial vehicles during the fourth quarter of 2021.

Rush Truck Leasing operates 57 PacLease and Idealease franchises across the United States and Canada with more than 10,100 trucks in its lease and rental fleet and more than 1,600 trucks under contract maintenance agreements. Lease and rental revenue increased 30.5% in the fourth quarter of 2022, compared to the fourth quarter of 2021.

During 2022, the Company repurchased $94.0 million of its common stock. During the fourth quarter of 2022, the Company repurchased $7.1 million of its common stock and adopted a stock repurchase plan that allows us to repurchase $150 million of stock through December 31, 2023. As of December 31, 2022, there was $144.2 million remaining to spend under the plan. Further, during the fourth quarter of 2022, we paid a cash dividend of $11.4 million, for a total of $44.6 million paid to shareholders during 2022, an 8.5% increase over 2021.

“In 2017, we announced a goal of achieving revenues of $7 billion with a 5% pre-tax return on sales by 2022, which we accomplished. Our quarterly cash dividend and our $150 million stock repurchase plan reflect our confidence in our ability to continue to execute on our strategy. In addition, we recently updated our five-year financial goals, which includes achieving revenues of $10 billion with a 6% pre-tax return on sales. We believe that the strategic initiatives that we have invested in in recent years, and that we continue to develop and invest in today, have substantially improved our quality of earnings and increased our earnings power in both the peaks and troughs that are inherent in the commercial vehicle industry,” Rush said.

“We are very proud of our record high revenues and profitability in 2022, especially given that we were working within the confines of truck allocation and parts supply constraints. We remain dedicated to returning value to shareholders through earnings growth, quarterly dividends and our stock repurchase program while keeping our balance sheet and cash position strong and continuing to invest in our company’s future,” said Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the fourth quarter and year-end on Thursday, February 16, 2023, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live via the Internet at http://investor.rushenterprises.com/events.cfm.

Participants may register for the call at:

https://register.vevent.com/register/BIf3f73d114808404582fe8377f14402d1

While not required, it is recommended that you join the event 10 minutes prior to the start.

For those who cannot listen to the live broadcast, the webcast replay will be available at http://investor.rushenterprises.com/events.cfm.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 150 locations in 23 states and Ontario, Canada, including 125 franchised dealership locations. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States and Ontario, Canada, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems (through its investment in Cummins Clean Fuel Technologies, Inc.), telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com, www.rushenterprises.com and www.rushtruckcentersracing.com, on Twitter @rushtruckcenter and Facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts, the impact of the acquisition of certain dealership assets from The Summit Truck Group, the impact of the operating results of the locations in Canada being consolidated into the Company’s financials and anticipated demand for the Company’s services, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, inflation and the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, the duration of the COVID-19 pandemic, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2021. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	December 31,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$201,044	$148,146
Accounts receivable, net	220,651	140,186
Inventories, net	1,429,429	1,020,136
Prepaid expenses and other	16,619	15,986
Total current assets	1,867,743	1,324,454
Property and equipment, net	1,368,594	1,278,207
Operating lease right-of-use assets, net	102,685	69,008
Goodwill, net	416,363	348,580
Other assets, net	65,681	99,728
Total assets	$3,821,066	$3,119,977

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$933,203	$630,731
Current maturities of finance lease obligations	29,209	26,695
Current maturities of operating lease obligations	15,003	12,096
Trade accounts payable	171,717	122,291
Customer deposits	116,240	80,561
Accrued expenses	163,302	131,130
Total current liabilities	1,428,674	1,003,504
Long-term debt, net of current maturities	275,433	334,926
Finance lease obligations, net of current maturities	93,483	89,835
Operating lease obligations, net of current maturities	89,029	57,976
Other long-term liabilities	19,455	26,514
Deferred income taxes, net	151,970	140,473
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2022 and 2021	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 42,345,361 Class A shares and 12,083,085 Class B shares outstanding in 2022; and 43,107,867 Class A shares and 12,398,606 Class B shares outstanding in 2021	572	563
Additional paid-in capital	500,642	470,750
Treasury stock, at cost: 1,626,777 Class A shares and 1,112,446 Class B shares in 2022; and 339,786 Class A shares and 492,052 Class B shares in 2021	(130,930)	(36,933)
Retained earnings	1,378,337	1,031,582
Accumulated other comprehensive income	(4,130)	787
Total Rush Enterprises, Inc. shareholders’ equity	1,744,491	1,466,749
Noncontrolling interest	18,531	–
Total shareholders’ equity	1,763,022	1,466,749
Total liabilities and shareholders’ equity	$3,821,066	$3,119,977

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)
Revenues
New and used commercial vehicle sales	$1,175,195	$765,621	$4,351,370	$3,039,953
Parts and service sales	608,748	469,080	2,372,439	1,793,363
Lease and rental	84,696	64,922	322,257	247,234
Finance and insurance	6,822	7,241	29,741	27,964
Other	7,480	4,936	25,863	17,628
Total revenue	1,882,941	1,311,800	7,101,670	5,126,142
Cost of products sold
New and used commercial vehicle sales	1,062,034	683,231	3,937,091	2,736,502
Parts and service sales	375,376	289,463	1,455,616	1,109,249
Lease and rental	59,426	44,699	221,804	188,093
Total cost of products sold	1,496,836	1,017,393	5,614,511	4,033,844
Gross profit	386,105	294,407	1,487,159	1,092,298
Selling, general and administrative expense	235,453	191,761	927,836	731,340
Depreciation and amortization expense	14,120	13,070	55,665	53,354
Gain on sale of assets	22	275	2,455	1,432
Operating income	136,554	89,851	506,113	309,036
Other income	156	1,801	22,338	6,417
Interest expense, net	8,462	1,204	19,124	1,770
Income before taxes	128,248	90,448	509,327	313,683
Provision for income taxes	29,952	21,809	117,242	72,268
Net income	98,296	68,639	392,085	241,415
Less: Net income attributable to noncontrolling interest	(30)	–	703	–
Net income attributable to Rush Enterprises, Inc.	$98,326	$68,639	$391,382	$241,415

Net income attributable to Rush Enterprises, Inc. per share of common stock:
Basic	$1.79	$1.23	$7.06	$4.32
Diluted	$1.74	$1.18	$6.85	$4.17

Weighted average shares outstanding:
Basic	54,805	55,922	55,400	55,892
Diluted	56,521	58,010	57,151	57,878

Dividends declared per common share	$0.21	$0.19	$0.80	$0.74

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted net income, Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	December 31, 2022	December 31, 2021
New heavy-duty vehicles	$789,638	$395,767
New medium-duty vehicles (including bus sales revenue)	256,749	212,280
New light-duty vehicles	29,475	23,204
Used vehicles	93,178	126,514
Other vehicles	6,155	7,856

Absorption Ratio	136.5%	133.3%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	December 31, 2022	December 31, 2021
Floor plan notes payable	$933,203	$630,731
Current maturities of finance lease obligations	29,209	26,695
Long-term debt, net of current maturities	275,433	334,926
Finance lease obligations, net of current maturities	93,483	89,835
Total Debt (GAAP)	1,331,328	1,082,187
Adjustments:
Debt related to lease & rental fleet	(393,879)	(447,098)
Floor plan notes payable	(933,203)	(630,731)
Adjusted Total Debt (Non-GAAP)	4,246	4,358
Adjustment:
Cash and cash equivalents	(201,044)	(148,146)
Adjusted Net Debt (Cash) (Non-GAAP)	$(196,798)	$(143,788)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s floor plan credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company has the capacity to finance all of its lease and rental fleet under its lines of credit established for this purpose, but may choose to only partially finance the lease and rental fleet depending on business conditions and its management of cash and interest expense. The Company’s lease and rental fleet inventory are either: (i) leased to customers under long-term lease arrangements; or (ii) to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease and rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	December 31, 2022	December 31, 2021
Net Income (GAAP)	$391,382	$241,415
Provision for income taxes	117,242	72,268
Interest expense	19,124	1,770
Depreciation and amortization	55,665	53,354
Gain on sale of assets	(2,455)	(1,432)
EBITDA (Non-GAAP)	580,958	367,375
Adjustments:
Interest income (expense) associated with FPNP	(11,785)	795
Adjusted EBITDA (Non-GAAP)	$569,173	$368,170

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	December 31, 2022	December 31, 2021
Net cash provided by operations (GAAP)	$294,729	$422,346
Acquisition of property and equipment	(243,060)	(167,177)
Free cash flow (Non-GAAP)	51,669	255,169
Adjustments:
Draws (payments) on floor plan financing, net	273,906	118,945
Draws (payments) on L&RFD	(140,917)	─
Proceeds from L&RFD	─	66,430
Principal payments on L&RFD	─	(137,479)
Cash used for L&RF purchases	165,673	43,603
Non-maintenance capital expenditures	23,421	13,906
Adjusted Free Cash Flow (Non-GAAP)	$373,752	$360,574

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities, as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities(iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) adds back draws (or subtracts payments) on debt related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; (v) adds back lease and rental fleet purchases that are included in acquisition of property and equipment and not financed under the lines of credit for cash and interest expense management purposes; and (vi) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	December 31, 2022	December 31, 2021
Total Rush Enterprises, Inc. shareholders' equity (GAAP)	$1,744,491	$1,466,749
Adjusted net debt (cash) (Non-GAAP)	(196,798)	(143,788)
Adjusted Invested Capital (Non-GAAP)	$1,547,693	$1,322,961

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.